Prudential Investments LLC

655 Broad Street, 17th Floor

Newark, New Jersey 07102

November 1, 2016

The Board of Trustees

Prudential Investment Portfolios 5

655 Broad Street, 17th Floor

Newark, New Jersey 07102

Re: Prudential Day One Funds

To the Board of Trustees:

Prudential Investments LLC has contractually agreed through November 30, 2018, for each of the funds listed below (each, a “Fund”), to reimburse and/or waive fees so that a Fund’s net annual Fund operating expenses (exclusive of taxes, interest, brokerage commissions, distribution (12b-1) fees, shareholder service fees, transfer agency expenses (including sub-transfer agency and networking fees), extraordinary and certain other expenses, but inclusive of acquired fund fees and expenses) of each class of shares is limited to 0.40% of a Fund’s average daily net assets.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By:	/s/Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President

Prudential Day One Funds:

Prudential Day One Income Fund

Prudential Day One 2010 Fund

Prudential Day One 2015 Fund

Prudential Day One 2020 Fund

Prudential Day One 2025 Fund

Prudential Day One 2030 Fund

Prudential Day One 2035 Fund

Prudential Day One 2040 Fund

Prudential Day One 2045 Fund

Prudential Day One 2050 Fund

Prudential Day One 2055 Fund

Prudential Day One 2060 Fund